Exhibit 10.1

Line of Credit Agreement
10500014009

Party A: Guangfa Bank Co., Ltd. Shantou Branch
Address: Shaoshan Xinghe Mansion 1-4 Floor, S. Jinhuan Rd., Shantou
Zip Code: 515041
Legal Representative: Zhihua Yi
Telephone: 88895912
Fax: 88485293

Party B: Shantou Big Tree Toys Co., Ltd.
Address: South Part 1-101, Nanshe Area, Pengnan Industrial Park on North Yingbinbei Road
 in Waisha Town of Longhu District in Shantou,
Zip Code: 515041
Legal Representative: Xinna Cai
Business License: 440507000024614
Telephone: 83238888
Fax: 83238998

Both parties agree to enter the following agreement.

1.	Definition:

2.	The Line of Credit:
See Term 13 and 25 of this agreement.

3.	Expiration Date
See Term 14.

4.	Conditions:
Party B shall provide all the official documents that requested by Party A.

5.	Interest Rate:
See Term 15.

6.	Other Expenses:
Other expenses related to this agreement will be discussed by both parties in the actual business.

7.	Guarantee:
Party A will enter guarantee or pledge agreement with the guarantor if it is required by the loan application.

8.	Declaration and Guarantee
Party B declares that it is a legal entity and can fully bear the responsibilities that required by this agreement. Party A also guaranteed that it will provide any official document that requested by Party A related to this Line of Credit.

9.	Breach:
Upon the event of any breach, Party B has the right to adjust or terminate the amount of this Line of Credit, partially or fully terminate this agreement and any other agreements signed under this agreement, directly transfer money from the escrow account without Party A’s consent to repay part or full amount of the debt that Party A owes to Party B and other necessary procedures.

10.	Amendment and termination.
Any term of this agreement does not affect the effectiveness of other terms.

11.	Notary

12.	Special Notification

Party B is fully aware and understands all the terms of this agreement.

13.	The amount of the credit
The max amount of this line of credit is RMB 23,000,000 Yuan.

14.	Period:
The Line of Credit defined in Term 2 shall bear a Period from the effective day of this agreement to March 27 2015.
The period can be extended with both parties’ consents.

15.	Interest Rate
The interest rate is 120% of the Chinese Benchmark Rate of commercial loan, the interest is due every three months.
If borrower doesn’t pay back the principal according to the deadline of agreement, the interest rate of default interest is 150% of the original interest rate from the overdue date.
If borrower doesn’t use the loan according to the agreement, the interest rate of default interest is 200% the original interest rate from the date of breach.

16.	Loan Management
Party A has rights to know the production operation, financial activities, inventories, usage of loan of the borrower, and required borrower to provide files and information such as financial statements on time.
If some other behaviors that may affect the safety of loans, lender has rights to stop providing loans or takes back loans ahead of time.

17.	Party B shall open an account at Party A’s Bank, the account will be used to repay and withdraw the fund.

18.	Repayment
Party B shall deposit enough amount of money in the following account three business days prior to each due date.  Account Number: 105040512010006531

19.	Guarantee
Party A will enter guarantee or pledge agreement with the guarantor if it is required by the loan application.

20.	Line of Credit renew

21.	Not Applicable

22.	Govern Laws
This agreement shall be governed by P.R.C laws, and if there is any non-negotiable dispute between the two parties, the dispute shall be filed to local court.

23.	Appendix

24.	Others:

25.	Party B has the right to recycling use the fund with maximum amount of RMB 23,000,000 Yuan. And the usage of the loan is to purchase toy products.

Party A: SEAL
Legal Representative: /s/Zhihua Yi
March 28, 2014

Party B: SEAL
Legal Representative: /s/Xinna Cai
March 28, 2014